Exhibit 99.4

Compensation Committee Charter

This Compensation Committee Charter (“Charter”) has been adopted by the Board of Directors (the “Board”) of Everfront Biotech Holding Company Limited (the “Company”). The Compensation Committee of the Board (the “Committee”) shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

Purpose

The Committee shall carry out the Board’s responsibilities relating to compensation of the Company’s executive officers and provide such other guidance with respect to compensation matters as the Committee deems appropriate. It may also have such other duties as may from time to time be assigned to it by the Board or are required by the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market (“Nasdaq”).

Committee Membership

The Committee shall comprise at least three directors determined by the Board to meet the director independence requirements of Nasdaq, subject to any applicable exemptions and phase-in provisions under Nasdaq rules. The Board shall select the members of the Committee and its chairman at the annual meeting of the Board, and the Board shall have the power at any time to change the membership of the Committee.

Meetings

The Committee shall meet as often as it deems necessary. The Committee may request any officer or employee of the Company to attend meetings of the Committee or to meet with members of, or consultants to, the Committee. Members of the Committee may participate in meetings of the Committee by telephone conference call. The Committee may act by unanimous written consent in lieu of a meeting. The Chief Executive Officer shall not be present during voting or deliberations relating to his compensation.

Committee Responsibility

The Committee shall report regularly to the Board summarizing any significant issues considered by the Committee and any action it has taken.

The principal duties and responsibilities of the Committee are as follows.

●	Make recommendations to the Board as to the Company’s general compensation philosophy.

●	Review and approve those corporate goals and objectives established by the Board that are relevant to the compensation of the Company’s Chief Executive Officer (the “CEO”), Chief Financial Officer (the “CFO”), evaluate the performance of the CEO and CFO in light of those goals and objectives, and determine and approve the CEO’s and CFO’s compensation based on this evaluation.

●	Determine the annual compensation, including benefits and perquisites of all executive officers of the Company, and report such determinations and actions to the Board.

●	Approving reviewing and recommending to the Board with respect to the compensation of the Company’s directors and overseeing the total compensation package for the Company’s executives other than the most senior executive officers.

●	Review and approve employment agreements, severance agreements, change of control agreements and other similar agreements relating to executive officers.

●	Selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management.

●	Prepare the Compensation Committee Report required by the rules and regulations of the SEC to be included with the Company’s annual report on Form 20-F.

●	Undertake any other duties and responsibilities relating to compensation matters that the Board may delegate to the Committee.

●	Undertake such other responsibilities as the Committee deems appropriate for it to carry out its purpose under this Charter.

●	Undertake an annual performance evaluation of the Committee.

Committee Authority to Retain Advisors

The Committee shall have sole authority to select and retain any compensation consultant outside legal counsel and such other advisors as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall have direct responsibility for and shall set the compensation and oversee the work of any compensation consultants, outside legal counsel and such other advisors retained by the Committee. The Company will provide appropriate funding, as determined by the Committee, to pay any such compensation consultant, outside legal counsel or any other outside advisors hired by the Committee and any administrative expenses of the Committee that the Committee determines are necessary or appropriate in carrying out its activities.

Prior to selecting and receiving advice from compensation consultants, outside legal counsel and other advisors (other than the Company’s in-house legal counsel), the Committee must take into consideration the independence factors set forth in the applicable rules of the SEC and Nasdaq. The Committee may retain, or receive advice from, any compensation advisor it prefers, including advisors that are not independent, after considering the requisite independence factors. The Committee is not required to assess the independence of any compensation consultant or other advisor that acts in a role limited to consulting on any broad-based plan that does not discriminate in scope, terms or operation in favor of executive officers or directors and that is generally available to all salaried employees or providing information that is not customized for a particular company or that is customized based on parameters that are not developed by the consultant or advisor, and about which the consultant or advisor does not provide advice.